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[MITOKOR LETTERHEAD]
                                                                   EXHIBIT 10.11

                                                               December 11, 1996


Walter H. Moos, Ph.D.
724 Grizzly Terrace Drive
Oakland, CA 94611

Dear Walter:

We are pleased to be authorized by the Board of Directors to offer you employment as MitoKor's Chief Executive Officer and Chairman of the MitoKor Board of Directors. We are enthusiastic about your leading MitoKor to fulfill its significant potential as a pharmaceutical company. You will not be expected to relocate, but you will plan to divide your time between San Diego and the San Francisco Bay Area, unless you are otherwise engaged in company business at other locations. We are supportive of the concept of adding a complementary MitoKor site in the San Francisco Bay Area, as appropriate, in the future. The offer and terms are summarized as follows:

SALARY:     $20,850 a month, $250,000 annually

BONUS: MitoKor will provide a signing bonus of $50,000, 50% to be paid to you within seven (7) days of employment with the company and 50% to paid to you within 90 days of employment with the company. Also, an incentive bonus plan will be established by you and the Board of Directors within a reasonable time after joining the Company.

EQUITY: Upon joining the company, you will have the right to purchase outright 400,000 common shares of MitoKor stock at a price not to exceed $0.01 per share. In addition, you will be granted an option to purchase 6,090,000 shares of common stock at $0.01 per share representing 5% of the presently outstanding equity. This option will vest over 5 years. Twenty percent (20%) will vest following the first year of employment and the balance will vest quarterly (5% each quarter) over the next 4 years.

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Dr. Walter H. Moos
December 11, 1996
Page Two


RELOCATION:
       A) If you relocate to San Diego or other permanent site of business, MitoKor will reimburse you for (i) any brokerage fees incurred in selling your Oakland home (up to 6%), (ii) reimburse up to two points paid to secure a home mortgage for your new residence, and (iii) reasonable expenses incurred in the movement of your household items.

       B) Use of a Company residence and Company vehicle will be provided during your time in San Diego at the Company's expense.

       C) Travel between San Diego and Oakland will be reimbursed by the Company.

       D) Expense reimbursement paid to you will be grossed-up when appropriate, to ensure that such payments are "tax neutral" to you.


BENEFITS:

       A competitive benefits plan (health, life, vision, dental, insurance, 401(k) plan, paid time off, etc.) will be established and maintained for you, equivalent to what other companies provide for individuals in similar positions at similar stage companies.

       You will be entitled to 20 days paid time off each year. Paid time off accrues at a rate of 13.34 hours per month and can be carried over year to year to a maximum of 40 days. It is understood that you may pre-spend paid time off in the first year in advance of the full 20 days' accrual.

SEVERANCE:

       In the event that you are terminated without cause or suffer a constructive reduction in your responsibilities without cause, you may at your discretion elect to receive a lump sum payment, equivalent to your annual base salary and any earned bonuses less applicable withholdings and your vesting under your stock options will accelerate by twelve (12) months. All stock options must be exercised within 12 months of termination. Cause shall specifically exclude failure to relocate to San Diego.

PARTICIPATION AS AN OUTSIDE DIRECTOR:

       Upon the approval of the MitoKor Board of Directors you will be allowed to participate as an outside Director of non-competing companies, such approval will not be unreasonably withheld.


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Dr. Walter H. Moos
December 11, 1996
Page Three



Walter, we trust that you will find the terms outlined above to be a full and fair offer that is commensurate with this fine opportunity and its significant challenge. We look forward to your acceptance and working with you to enhance the enormous potential of MitoKor. Please indicate your acceptance by signing a copy of this letter and returning it to one of us.


Sincerely,

/s/ Robert E. Davis                            /s/ Standish Fleming
---------------------                          ------------------------
Robert E. Davis, Ph.D.                          Standish Fleming
President and CEO                               Managing Partner
                                                Forward Ventures


Accepted and Agreed this

11th day of December 1996     /s/ Walter Moos
                             --------------------
                             Walter Moos, Ph.D.